Filed pursuant to Rule 433

Registration Statement No. 333-210203

June 12, 2018

Sanofi

Pricing Term Sheet for the 2028 Notes

U.S.$1,000,000,000 3.625% Notes due 2028 (the “2028 Notes”)

Issuer	Sanofi

Format	SEC-registered global notes

Title	3.625% Notes due 2028 (the “2028 Notes”)

Principal	U.S.$1,000,000,000

Issue Price	99.270%

Pricing Date	June 12, 2018

Expected Settlement Date	June 19, 2018 (T+5)

Maturity Date	June 19, 2028

Day Count	30/360

Day Count Convention	Following unadjusted

Optional Redemption	Make-whole call at Treasury Rate plus 15 bps before March 19, 2028 Par call at 100% principal amount on or after March 19, 2028

Tax Redemption	Applicable

Ranking	Unsecured and unsubordinated

Interest Rate	3.625% per annum

Benchmark Treasury	2.875% due May 15, 2028

Benchmark Treasury Price	99-08

Benchmark Treasury Yield	2.963%

Spread to Benchmark Treasury	75 bps

Yield to Maturity	3.713%

Date Interest Starts Accruing	June 19, 2018

Interest Payment Dates	Each June 19 and December 19, commencing December 19, 2018

Trustee	Deutsche Bank Trust Company Americas

Listing	None

Denominations	U.S.$2,000 and increments of U.S.$1,000 above that amount

Expected Ratings of the Notes*	Moody’s: A1/Stable Standard & Poor’s: AA/Stable Scope Ratings: AA/Stable

CUSIP/ISIN	801060AD6 / US801060AD60

Global Coordinators and Joint Book-Running Managers	Barclays Capital Inc. Morgan Stanley & Co. LLC

Joint Book-Running Managers	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. MUFG Securities Americas Inc.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies may be obtained from Barclays Capital Inc. at 1-888-603-5847, Morgan Stanley & Co. LLC at 1-866-718-1649, Citigroup Global Markets Inc. at 1-800-831-9146, Deutsche Bank Securities Inc. at 1-800-503-4611 and MUFG Securities Americas Inc. at 1-877-649-6848.

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